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                                                          Exhibit 99.(a)(10)



     This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is made in the United States solely by the Offer to Purchase dated February 6, 1998, the Letter of Transmittal, the Form of Acceptance and related materials and is not being made to, nor will acceptances be accepted from or on behalf of, holders of Energy Group Shares or Energy Group ADSs evidenced by Energy Group ADRs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those US jurisdictions whose securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of PacifiCorp Acquisitions by Goldman, Sachs & Co. or one or more registered brokers or dealers which are licensed under the laws of those jurisdictions. The Offer to Purchase, the Letter of Transmittal, the Form of Acceptance and related materials should not be forwarded or transmitted in or into Australia, Canada or Japan.

                         Notice of Recommended Cash Offer by
                             Goldman Sachs International
                                     on behalf of
                               PacifiCorp Acquisitions
                             a wholly owned subsidiary of
                                      PacifiCorp
                                      to acquire
                  all Ordinary Shares and American Depositary Shares
                      evidenced by American Depositary Receipts
                                          of
                                 The Energy Group PLC

     Goldman Sachs International, acting in the United States through Goldman, Sachs & Co., on behalf of PacifiCorp Acquisitions, is offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 6, 1998 (the "Offer to Purchase"), the related Letter of Transmittal and the related Form of Acceptance (collectively, the "Offer"), (i) all outstanding ordinary shares of 10p each ("Energy Group Shares") of The Energy Group PLC ("The Energy Group") for L7.65 per Energy Group Share in cash and (ii) all outstanding American Depositary Shares of The Energy Group, each representing four Energy Group Shares ("Energy Group ADSs") and evidenced by American Depositary Receipts ("Energy Group ADRs"), for L30.60 per Energy Group ADS in cash. Energy Group Shares and Energy Group ADSs evidenced by Energy Group ADRs are referred to collectively as "Energy Group Securities".

     THE INITIAL OFFER PERIOD WILL EXPIRE AT 10:00 P.M. (LONDON TIME), 5:00 P.M. (NEW YORK CITY TIME), ON MARCH 9, 1998, UNLESS EXTENDED (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF ENERGY GROUP SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.

     The board of The Energy Group, which has been so advised by Lazard Brothers & Co., Limited, Lazard Freres & Co. Limited (together, "Lazard") and Morgan Stanley & Co. Limited ("Morgan Stanley"), its financial advisers, considers the terms of the Offer to be fair and reasonable. In providing advice to the board of The Energy Group, Lazard and Morgan Stanley have taken account of the board's commercial assessment of the Offer. Accordingly, the directors of The Energy Group unanimously recommend all holders of Energy Group Securities to accept the Offer, as they have irrevocably undertaken to do in respect of their personal holdings of Energy Group Securities.

     The Offer is conditional on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the expiration of the Initial Offer Period in respect of not less than 90 per cent. in nominal value of Energy Group Securities to which the Offer relates, or such lesser percentage as PacifiCorp Acquisitions may decide, provided that such condition (the "Acceptance Condition") shall not be satisfied unless PacifiCorp Acquisitions and its wholly owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Energy Group Securities carrying in the aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of The Energy Group. PacifiCorp Acquisitions expects that it will reduce the percentage of Energy Group Securities required to satisfy the Acceptance Condition at some time prior to all of the conditions being satisfied, fulfilled or, where permitted, waived. At least five Business Days prior to any such reduction, PacifiCorp Acquisitions will announce that it has reserved the right to so reduce the Acceptance Condition. PacifiCorp Acquisitions will not make such an announcement unless PacifiCorp Acquisitions believes there is a significant possibility that sufficient Energy Group Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of Energy Group Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to the minimum permitted level should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by PacifiCorp Acquisitions of its reservation of the right to reduce the Acceptance Condition. Other conditions of the Offer are set out in Part A of Appendix I of the Offer to Purchase.

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     PacifiCorp Acquisitions reserves the right (but will not be obliged) at any time to extend the Initial Offer Period, provided that PacifiCorp Acquisitions may not extend the Initial Offer Period beyond April 7, 1998 without the consent of the Panel on Takeovers and Mergers of the UK (the "Panel"). PacifiCorp Acquisitions reserves the right, if appropriate, to secure the Panel's approval to extend the final date for expiration of the Initial Offer Period to April 28, 1998, or such later date as the Panel may agree. A public announcement of any such extension will be made no later than 8:30 a.m. (London time) in the UK and by 8:30 a.m. (New York City time) in the US on the next business day after the previously scheduled expiration of the Initial Offer Period. PacifiCorp Acquisitions may terminate any extension of the Initial Offer Period (other than an extension required by the City Code on Takeovers and Mergers of the UK (the "City Code") or US federal securities laws) prior to its scheduled expiration if the Acceptance Condition and all other conditions to the Offer have been satisfied, fulfilled or, where permitted, waived. In that case, the Initial Offer Period and, consequently, withdrawal rights, except in certain limited circumstances, will terminate immediately.

     If all of the conditions are satisfied, fulfilled or, where permitted, waived at the expiration of the Initial Offer Period, the consideration for Energy Group Securities purchased pursuant to the Offer will be paid within 14 calendar days after the later of the expiration of the Initial Offer Period or the receipt of a complete and valid acceptance of the Offer. In all cases, payment for Energy Group Securities purchased pursuant to the Offer will be made only after timely receipt by either the US Depositary or the UK Receiving Agent, as the case may be, of (i) certificates representing the Energy Group Shares. Energy Group ADRs representing the Energy Group ADSs, or (only in the case of Energy Group ADSs) timely confirmation of a book-entry transfer of such Energy Group ADSs evidenced by Energy Group ADRs into the US Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (in the case of acceptances relating to Energy Group
ADSs) or Form of Acceptance (in the case of acceptances relating to Energy Group Shares), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal or Form of Acceptance. Although the Offer price is denominated in pounds sterling, accepting holders of Energy Group Shares will be entitled to have their cash consideration converted into US dollars at the exchange rate obtainable by the relevant payment agent (either the US Depositary or the UK Receiving Agent) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by PacifiCorp Acquisitions to the relevant payment agent for delivery to holders of Energy Group Shares. Unless they elect to receive pounds sterling, Energy Group ADS holders will receive consideration converted into dollars as described above, as if such holders of Energy Group ADSs had elected to receive dollars.

     If, as a result of the Offer and subject to certain conditions, PacifiCorp Acquisitions receives acceptances of the Offer in respect of Energy Group Securities representing at least 90 per cent. in value of the Energy Group Securities to which the Offer relates, then

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

provided such requirement is achieved within four months of February 6, 1998, PacifiCorp Acquisitions will be entitled and intends to effect the compulsory acquisition procedures provided for in Sections 428 to 430F of the Companies Act 1985 (as amended) of England and Wales to compel the purchase of any outstanding Energy Group Securities on the same terms as provided in the Offer, in accordance with the relevant procedures and time limits described in such Act.

     If a holder of Energy Group ADSs wishes to accept the Offer in respect of Energy Group ADSs and the Energy Group ADRs evidencing such Energy Group ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiration of the Subsequent Offer Period, such holder's acceptance of the Offer in respect of Energy Group ADSs may nevertheless be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase.

     Except as described below and in the Offer to Purchase, acceptances of the Offer for Energy Group Securities are irrevocable. Acceptances of the Offer may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period. To be effective, a written notice of withdrawal must be timely received by the party (either the UK Receiving Agent or the US Depositary) to whom the acceptance was originally sent at one of the addresses set forth in the Offer to Purchase and must specify the name of the person whose acceptance is to be withdrawn, the number of Energy Group Securities to be withdrawn and (if an Energy Group Share certificate or Energy Group ADR has been delivered) the name of the registered holder of the Energy Group Securities, if different from the name of the person whose acceptance is to be withdrawn. In respect of Energy Group ADSs, if Energy Group ADRs have been delivered or otherwise identified to the US Depositary then, prior to the physical release of such Energy Group ADRs, the serial numbers shown on such Energy Group ADRs must be submitted and, unless the Energy Group ADSs evidenced by such Energy Group ADRs have been delivered by an Eligible Institution (as defined in Section 1 of the Letter of Transmittal) or the Offer accepted by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Energy Group ADSs evidenced by Energy Group ADRs have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Energy Group ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by PacifiCorp Acquisitions, whose determination (except as required by the Panel) shall be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the US Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and incorporated herein by reference.

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

     The Offer to Purchase, the Letter of Transmittal and the Form of Acceptance are being mailed to holders of record of Energy Group Securities and are being furnished to brokers, dealers, commercial banks, trust companies and similar persons, whose names or the names of whose nominees appear as holders of record for subsequent transmittal to beneficial owners of Energy Group Securities.

     The Offer to Purchase and related materials contain important information which should be read carefully before any decisions are made with respect to the Offer.

     Requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal, the Form of Acceptance and all other Offer materials may be directed to the Dealer Manager or the Information Agent as set forth below, and copies will be furnished promptly at PacifiCorp Acquisitions' expense.

                       The Information Agent for the Offer is:

                                    --SHC logo--

                       SHAREHOLDER COMMUNICATIONS CORPORATION
                            17 State Street, 27th Floor
                              New York, New York 10004

                      Call Toll Free: (800) 733-8481, ext. 475

                        The Dealer Manager for the Offer is:

                                    --GS logo--

                                GOLDMAN, SACHS & CO.
                                  85 Broad Street
                              New York, New York 10004
                        (212) 902-1000 within New York City
                  (800) 323-5678 (Toll Free) outside New York City

February 6, 1998

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